AMERICAN CENTURY CAPITAL PORTFOLIOS, INC.

                            CERTIFICATE OF CORRECTION
                            TO ARTICLES SUPPLEMENTARY

         AMERICAN CENTURY CAPITAL PORTFOLIOS, INC., a Maryland corporation whose principal Maryland office is located in Baltimore, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         1. This Certificate of Correction is filed to correct a typographical error in the Corporation's Articles Supplementary.

         2. Said Articles Supplementary were filed by the Corporation on May 5, 1997.

         3. The Article requiring correction as previously filed is as follows:

         "FIRST: Pursuant to authority expressly vested in the Board of Directors by Article FIFTH and Article SEVENTH of the Articles of Incorporation of the Corporation, the Board of Directors of the Corporation has duly established a new series of shares titled American Century Real Estate Fund (hereinafter referred to as a "Series") for the Corporation's stock and has allocated One Hundred Million (100,000,000) shares of the One Billion One Hundred Million (1,100,000,000) shares of authorized capital stock of the Corporation, par value One Cent ($0.01) per share, for an aggregate par value of One Million Dollars ($1,000,000) to the new Series. As a result of the action taken by the Board of Directors referenced in Article FIRST of these Articles Supplementary, the three (3) Series of stock of the Corporation and the number of shares and aggregate par value of each is as follows:

         Series                      Number of Shares       Aggregate Par Value
         ------                      ----------------       -------------------

American Century Value Fund             700,000,000              $7,000,000

American Century Equity Income Fund     300,000,000              $2,000,000

American Century Real Estate Fund       100,000,000              $1,000,000

The par value of each share of stock in each Series is One Cent ($0.01) per share."

         4. The aggregate par value for the American Century Equity Income Fund as listed in the above Article is hereby corrected to read as follows:

"American Century Equity Income Fund    300,000,000              $3,000,000."


         IN WITNESS WHEREOF, AMERICAN CENTURY CAPITAL PORTFOLIOS, INC. has caused this Certificate of Correction to the Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Executive Vice President and its corporate seal to be hereunto affixed and attested to by its Secretary on this 15th day of May, 1997.

                                            AMERICAN CENTURY CAPITAL
ATTEST:                                     PORTFOLIOS, INC.


/s/Patrick A. Looby                         By: /s/William M. Lyons
Name:  Patrick A. Looby                         Name:  William M. Lyons
Title: Secretary                                Title: Executive Vice President

         THE UNDERSIGNED Executive Vice President of AMERICAN CENTURY CAPITAL PORTFOLIOS, INC., who executed on behalf of said Corporation the foregoing Certificate of Correction to the Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, the foregoing Certificate of Correction to be the corporate act of said Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under the penalties of perjury.



Dated:  May 15, 1997                                 /s/William M. Lyons
                                                     William M. Lyons
                                                     Executive Vice President